Exhibit 99.1

Highpower International Receives $10.5 Million from Yipeng Shares Transfer and Enters Strategic Power Cell Supply Agreement with Yipeng

SAN DIEGO, Calif. and SHENZHEN, China, July 28, 2017 /PRNewswire/ -- Highpower International, Inc. (NASDAQ: HPJ) ("Highpower" or the "Company"), a developer, manufacturer, and marketer of lithium ion and nickel-metal hydride (Ni-MH) rechargeable batteries, battery management systems, and a provider of battery recycling, today announced that it received RMB 71.0 million (approximately $10.5 million) on July 27th from Xiamen Jiupai Yuanjiang New Power Equity Investment Partnership ("New Power") in relation to the previously announced Huizhou Yipeng Energy Technology Co., Ltd equity transfer agreement. Pursuant to the terms of the agreement signed on May 5, 2017, Highpower will transfer 29.58% of its shares to New Power and New Power will invest RMB 60 million for a 20% stake in Yipeng. The transaction has been completed, and Highpower's remaining stake in Yipeng is 4.65%.

Highpower, as a major and long term partner with Yipeng, will maintain its strategic cooperation in supplying power cells to Yipeng. The two parties signed an agreement in July for over 2,000 PHEV and EV bus power cells with sales reaching an estimated $12.0 million for the remainder of 2017.

Mr. George Pan, Chairman and CEO of Highpower International commented, "The equity transfer transaction enables Highpower to further invest in research and development and to boost production capacity for our products, including power cells for electric vehicles. Through continued investment in the research and development of cells, Highpower continues to focus on providing clients and consumers safe, reliable, and consistent cell products. With growing market demand and our successful field experience accumulated over the last five years, we are well positioned to advance our technology and core cell business expansion. We are excited by this opportunity to supply power cells for over 2,000 PHEV and EV buses for the remainder of the year, which will further strengthen our market position as a quality supplier to industry leaders."

Mr. Sunny Pan, CFO of Highpower International commented, "We are pleased to have the equity transfer transaction closed. Pursuant to the announcement on May 5, 2017, Highpower's benefits from the transaction include:

•	Approximately RMB 20 million (approximately $2.9 million) of investment income since 2016;

•	Approximately RMB 45 million (approximately $6.5 million) of investment in equipment returned in cash;

•	Approximately RMB 50 million (approximately $7.3 million) in outstanding accounts receivable from Yipeng has been settled.

Highpower's competitive edge lies in our cell technology and manufacturing capabilities, and we are focused on strengthening our core cell business including Ni-MH and Li-ion batteries. By adhering to our development strategy, we are well positioned to capture the opportunities associated with the growing demand for high-quality cells, Highpower's principal strength."

About Highpower International, Inc.

Highpower International was founded in 2001 and produces high-quality Nickel-Metal Hydride (Ni-MH) and lithium-based rechargeable batteries used in a wide range of applications such as electric buses, bikes, energy storage systems, power tools, medical equipment, digital and electronic devices, personal care products, and lighting, etc. Highpower's target customers are Fortune 500 companies and top 20 companies in each vertical segment. With advanced manufacturing facilities located in Shenzhen, Huizhou, and Ganzhou of China, Highpower is committed to clean technology, not only in the products it makes, but also in the processes of production. The majority of Highpower International's products are distributed to worldwide markets mainly in the United States, Europe, China and Southeast Asia.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements, including, without limitation, fluctuations in the cost of raw materials; our dependence on, or inability to attract additional, major customers for a significant portion of our net sales; our ability to increase manufacturing capabilities to satisfy orders from new customers; our ability to maintain increased margins; our dependence on the growth in demand for smart wearabledevices and energy storage systems, and other digital products and the success of manufacturers of the end applications that use our battery products; our responsiveness to competitive market conditions; our ability to successfully manufacture our products in the time frame and amounts expected; the market acceptance of our battery solutions, including our lithium ion batteries; and our ability to continue R&D development to keep up with technological changes. For a discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings with the SEC. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

CONTACT:

Highpower International, Inc.

Sunny Pan

Chief Financial Officer

Tel: +86-755-8968-6521

Email: ir@highpowertech.com

Yuanmei Ma

Investor Relations Manager
Tel: +1-909-214-2482

Email: ir@highpowertech.com

ICR, Inc.
Rose Zu

Tel: +1-646-931-0303

Email: ir@highpowertech.com